EXHIBIT 7

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 7/21/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
7/1/2025	Sell	9,311	9.86
7/2/2025	Sell	16,556	9.87
7/3/2025	Sell	8,138	9.86
7/7/2025	Sell	2,010	9.82
7/9/2025	Sell	300	9.81
7/16/2025	Sell	459	9.69
7/17/2025	Sell	29,819	9.62
7/18/2025	Sell	12,198	9.58
7/21/2025	Sell	90,048	9.55